Exhibit 21.1

LIST OF SUBSIDIARIES

		Beneficial
	Place of	Ownership
Name of Subsidiary	Incorporation	Interest

Metales HBG, S.A. de C.V. (“Metales”)	Mexico	70%
Amiko Kay, S. de R.L. de C.V. (“Amiko Kay”)	Mexico	99%